Exhibit 10
Enterprise Bank
2013 Variable Compensation Incentive Plan

Purpose and Objective
The 2013 Variable Compensation Incentive Plan (the Plan) incents and rewards for both Bank and individual performance.

Participants
Employees who are officers in a position graded nine (9) through seventeen (17), who do not participate in an individual sales incentive plan (e.g. Lender Incentive Plan, Branch Relationship Manager Incentive Plan, Investment Management Incentive Plan other sales incentive plan) are eligible to participate in this plan. Other than as described elsewhere in this plan, you must be employed on the payout date to receive a payout. If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards
You will have a target variable compensation opportunity (target percentage), which is a percentage of your regular earnings (base salary) earned in the current plan year.

Determination of Variable Compensation Payout
You will be assigned to a variable compensation incentive group based upon your position and role.

Specific Performance Factors:

•	Net Income: 2013 Net Income

•	Deposit Growth: 2013 average low cost deposit growth

•	Loan Growth: Increase in 2013 total loan balances, excluding loans held for sale

•	Loan Quality: Amount charged to the provision for loan losses in 2013

•	Investment Advisory Contribution Margin: 2013 contribution margin from Investment Advisory (including brokerage)

•	Investment Advisory Net Asset Growth - Annualized Revenue: Annualized revenue from net new assets under management generated by Enterprise Investment Advisors in 2013

•	Non-Interest Revenue: 2013 non-interest revenue, excluding gain on security sales, Bank Owned Life Insurance and other than temporary impairment

Salaries and benefits expense is an additional factor and will be used as a positive or negative multiplier in calculating the variable compensation incentive payout for employees with department management responsibility. This factor will be based on the Bank's total salary and benefits expense excluding: this variable compensation, sales incentives, commissions, referrals, profit sharing, and various retirement related expenses.

The Bank must attain a specified level of performance in the Net Income performance factor (the “threshold”) in the current plan year for a payout to be made. If the threshold is achieved, the variable compensation incentive payouts will be determined by the performance of each performance factor as shown in the two grids below, and may also be modified at the discretion of the Compensation Committee.

Your individual performance as scored in your annual performance evaluation will determine the final calculation of your individual payout. If you receive a 2.76, Meets Expectations or higher, you will receive your full individual payout as calculated by the specific performance factors of your respective group. If you receive less than 2.76, Needs Improvement or lower, you will only receive 75% of your total individual payout. Per the employee handbook, if an employee is hired during the fourth quarter of the year, a performance evaluation is not required. In that instance, the participant's manager must notify Human Resources as to whether or not the participant met expectations for the current plan year.

Bankwide Group	Performance Factor	Weight
	Net Income	50%
	Deposit Growth	15%
	Loan Growth	15%
	Loan Quality	10%
	Non-interest Revenue	10%

Extraordinary Event
An extraordinary event, such as a windfall, compliance rating, or another unusual event, may either positively or negatively impact the Bank's financial reports.  The Compensation Committee will have discretion whether the extraordinary event will impact the payout under the Plan.

Payout Timing
The performance period is January 1 through December 31 of the current plan year. If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Retirement, Disability, or Death
If a participant retires after the age of 62 and has been employed for at least three months in the current plan year, the participant is eligible to receive a pro-rata payout upon retirement. If a participant passes away or employment ends as result of disability during the plan year, the participant or the participant's beneficiary is eligible to receive a pro-rata payout. Payouts will be based upon the participant's wages earned in the current plan year, the participant's performance, and management's estimate of year-end results at the participant's employment end date.

Clawback Provision
If the Bank's reported financial or operating results are determined to be subject to material negative restatement, the Compensation Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Performance Factor Grid Information

Variable Compensation for Performance Factors
Below Threshold	At Threshold (0.50)	(0.75)	At Target (1.00)	(1.25)	(1.5)	(1.75)	At Stretch (2.00)
There will be a 0% payout for the performance factor.	There will be a 50% payout for the performance factor.		There will be a 100% payout for the performance factor.				There will be a 200% payout for the performance factor.

Performance Factor Grid for Participant Scorecard*

Variable Compensation Scorecard	Performance Factor	Threshold		Target				Stretch
		0.5	0.75	1	1.25	1.5	1.75	2
	Net Income	12.189M	12.689M	13.189M	13.689M	14.189M	14.689M	15.189M
	Deposit Growth	0.000M	13.985M	27.969M	35.516M	43.063M	50.610M	58.157M
	Loan Growth	70.000M	103.000M	136.000M	157.186M	178.373M	199.559M	220.746M
	Loan Quality	4.271M	3.885M	3.500M	3.115M	2.729M	2.344M	1.958M
	Investment Advisory Contribution Margin	0.866M	0.936M	1.006M	1.076M	1.146M	1.216M	1.286M
	Investment Advisory Net Asset Growth - Annualized Revenue	330K	396K	462K	528K	594K	660K	726K
	Non-Interest Revenue	11.527M	12.027M	12.527M	13.027M	13.527M	14.027M	14.527M

*Department and individual performance will be considered in determining final payouts under the 2013 Variable Compensation Plan.
Additional Performance Factors Multipliers, if applicable
Annualized salaries and benefits expense for 2013:

•	If less than $29,005,366, multiply actual payout percentage by 1.05

•	If between $29,005,367 - $29,705,366, multiply actual payout percentage by 1.0

•	If more than $29,705,367, multiply actual payout percentage by 0.95

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